                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Eateries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                        3240 W. Britton Road, Suite 202
                         Oklahoma City, Oklahoma 73120


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held June 22, 1999


         The 1999 Annual Meeting of Shareholders of Eateries, Inc. will be held at Garfield's Restaurant & Pub at Quail Springs Mall, 2501 W. Memorial Road, Oklahoma City, Oklahoma, on Tuesday, June 22, 1999, at 9:00 a.m., CDT. The Annual Meeting will be held for the following purposes:

         1.       The election of seven directors; and

         2. Such other matters as may properly come before the Annual Meeting or any adjournment.

         Shareholders of record at the close of business on April 26, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournment.

                                        By Order of the Board of Directors



                                        PATRICIA L. ORZA
                                        Secretary



PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS EXERCISE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

                        3240 W. Britton Road, Suite 202
                         Oklahoma City, Oklahoma 73120

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 June 22, 1999


         The Board of Directors and management of Eateries, Inc. (the "Company") is furnishing this Proxy Statement in connection with the solicitation of proxies for use at the Company's 1999 Annual Meeting of Shareholders. The Annual Meeting will be held at Garfield's Restaurant & Pub at Quail Springs Mall, 2501 W. Memorial Road, Oklahoma City, Oklahoma, on Tuesday, June 22, 1999, at 9:00 a.m., CDT. The accompanying Notice of Meeting states the Annual Meeting's purposes.

         This Proxy Statement, Notice of Meeting, and accompanying proxy card were mailed to shareholders on or about May 7, 1999.

GENERAL INFORMATION

         Only shareholders of record at the close of business on April 26, 1999, will be entitled to notice of and to vote the shares of the Company's common stock held by them on such date at the Annual Meeting or any adjournments. On April 15, 1999, the Company had 2,886,643 shares of its common stock outstanding and entitled to vote at the meeting.

         If the accompanying proxy is properly signed, returned to the Company, and not revoked, the persons named as proxies will vote the proxy according to its instructions. Unless contrary instructions are given, the proxies will support the recommendations of the Board of Directors. Shareholders may revoke their unexercised proxies by giving the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. Shareholders may also revoke their proxies if they attend the Annual Meeting in person and request revocation. Attendance at the Annual Meeting will not itself revoke a proxy.

         The presence at the meeting, in person or by proxy, of a majority of the shares of common stock outstanding on April 26, 1999, will constitute a quorum. Each share of common stock entitles its holder to one vote on each matter considered at the meeting. The election of directors shall be determined by a plurality of votes cast. Any other matters properly brought before the Annual Meeting for a vote of shareholders shall require for approval the affirmative vote by the holders of at least a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting.

         Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions are counted on all proposals other than the election of directors. Broker non-votes are counted only when a proposal requires the affirmative vote of a majority of the outstanding shares for passage. Abstentions and broker non-votes have the effect of negative votes when counted.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT. THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                             ELECTION OF DIRECTORS

         At the Annual Meeting of Shareholders, seven directors constituting the entire Board of Directors of the Company, are to be elected for a term of one year and until their successors are duly elected and qualified. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected these nominees will serve but, if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted for the substitute nominee designated by the Board of Directors.

BIOGRAPHICAL INFORMATION

         The following information is submitted concerning the nominees named for election as directors as well as Marc Buehler, Corey Gable and Bradley L. Grow, executive officers of the Company who are not nominees for director:

         Marc A. Buehler, age 29, joined the Company in March, 1999 as Vice President of Marketing. Mr. Buehler is responsible for the Company's long-term strategic marketing efforts including advertising, menu development, product research and development, consumer research and support. From 1996 until joining the Company, Mr. Buehler was Franchise Marketing Manager for Applebee's International, Inc., operator and franchisor of the world's largest casual dining concept, Applebee's Neighborhood Grill & Bar. From 1992 until 1996, Mr. Buehler was employed by ESPN as an account executive. Mr. Buehler holds a Bachelor of Science in Business Administration degree and a Master of Science in Advertising Management degree, both from the University of Kansas.

         James M. Burke, age 37, Vice President and Chief Operating Officer, Assistant Secretary, and a director since 1987, joined the Company in October, 1984 as General Manager of the Company's first Garfield's restaurant. The Company promoted him to Supervisor in March, 1985 and to Vice President in August, 1985. His responsibilities include restaurant construction and development, restaurant and corporate operations, personnel planning, new product development and vendor relationships. From 1979 to 1984, Mr. Burke worked as a management trainer and General Manager for Chi-Chi's Mexican Restaurants. Mr. Burke serves as a director of the Meadows Center for Retarded Adults.


         Philip Friedman, age 52, served as a director of the Company from 1986 until 1991 when he became an advisory director. He served as an advisory director until November, 1992, when he was appointed to the Board to fill the vacancy created by the death of Mr. George H. Marx. Mr. Friedman is the President of McAlister's Corporation, operator and franchisor of the McAlister's Deli Restaurant chain. He is also Chairman of the Board for Rosti Restaurants, Inc. and is the President and principal shareholder of P. Friedman & Associates, Inc., a food management and consulting company based in Rockville, Maryland. From 1984 through 1986, he was Vice President of Finance and Administration for Cini-Little International, Inc., the largest food service consulting firm in the United States. While with P.

Friedman & Associates, Inc., Mr. Friedman has taken interim executive positions with certain clients. In 1996, Mr. Friedman was named interim President of Panda Management Company, Inc., a national chain of restaurants serving Chinese food. In 1990, he became the Chief Financial Officer of Service America Corporation during its financial and organizational restructuring. Service America Corporation filed for reorganization under Chapter 11 of the Federal bankruptcy laws approximately 18 months after Mr. Friedman resigned as Chief Financial Officer. Mr. Friedman graduated from the University of Connecticut with Bachelors and Masters degrees and received his MBA from the Wharton School of Business at the University of Pennsylvania. Mr. Friedman serves as a director of Roadhouse Grill, Inc., Paramark Enterprises, Inc. and Romacorp, Inc. Roadhouse Grill, Inc. and Paramark Enterprises, Inc. are both publicly-owned corporations.

         Corey Gable, age 30, joined the Company in April 1995, and was elected Vice President and Treasurer in July 1998. Mr. Gable is also the Company's Chief Accounting Officer. From January 1997 to July 1998, Mr. Gable was the Company's Interim Vice President of Finance and Chief Financial Officer. Prior to January, 1997, Mr. Gable served as the Company's Corporate Controller. From April, 1990 to April, 1995, Mr. Gable was employed in the audit division of Arthur Andersen LLP, an international accounting firm. Mr. Gable is a Certified Public Accountant and holds a Bachelor of Business Administration degree in Accounting from the University of Oklahoma.

         Thomas F. Golden, age 56, has served as a director since 1991. He is a shareholder and director of the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., an Oklahoma law firm with offices in Tulsa and Oklahoma City. Mr. Golden has been with this firm since 1967. He served as outside general counsel for Williams Realty Corp. (1974-1987), a real estate developer of major downtown mixed-use centers, including Tabor Center in Denver, Colorado and River Center in San Antonio, Texas. He holds a Bachelor of Science degree in Economics from Oklahoma State University and a Juris Doctorate from the University of Tulsa. He is a member of the Urban Land Institute and a board member of DTU, Ltd., American Red Cross and Midwesco Industries, Inc.

         Bradley L. Grow, age 42, Vice President and Chief Financial Officer and Assistant Secretary, joined the Company in July 1998. From 1979 through 1981, Mr. Grow was with Touche Ross and Company (now Deloitte and Touche) an international accounting firm in their London, England office. In 1982 he was employed by Grant Thornton and Company, an international accounting firm and from 1983 to 1984 was the Chief Financial Officer of the Harper Companies. From 1985 to July 1998, Mr. Grow was the Managing Partner and Principal Owner of Grow and Company, a CPA firm with offices in three states where he specialized in mergers, acquisitions and business structure work. He holds a Bachelor of Science degree in accounting and a Masters of Business Administration degree from the University of Central Oklahoma. Mr. Grow is on the board of visitors at the University of Tulsa, and is on the board of directors of Azienda Acricola San Damiano, Italy, the Sabake Fruit Company, Kenya, Quail Energy Company and several other companies and charities. Brad is a Certified Public Accountant and is a member of various state and national societies and organizations.

         Larry Kordisch, age 51, was appointed to fill a vacancy in the Board of Directors in April, 1997. Mr. Kordisch is a financial consultant. He was the Executive Vice President - Finance and Chief Financial Officer of Homeland Stores, Inc., a leading retail grocery store chain based in Oklahoma City, Oklahoma, from February, 1995 to May, 1998. While at

Homeland he was responsible for finance, accounting, risk management, and information technology functions. From 1985 to 1995, Mr. Kordisch served as Executive Vice President - Finance and Administration, Chief Financial Officer and member of the Board of Directors of Scrivner, Inc., a $6 billion food distribution company. Mr. Kordisch holds a Bachelor of Science in Business Administration degree from the University of Colorado.

         Edward D. Orza, age 48, has served as a director since 1984. He has served as Chairman of the Board and President of Brockway Truck Sales, Inc., a heavy-duty truck parts distributor in New York, since August, 1983. From September, 1975 through August, 1983, Mr. Orza served as Secretary/Treasurer and a director of TriCounty Crane Carriers, Inc., which engaged in new truck sales.

         Patricia L. Orza, age 45, has served as Secretary and a director of the Company since 1984. Prior to ceasing active employment in 1982, Ms. Orza worked in management and purchasing positions with several retail stores. Ms. Orza earned a Bachelors degree from the University of Central Oklahoma in 1980.

         Dr. Vincent F. Orza, Jr., age 48, has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its organization in June, 1984. Dr. Orza created the Garfield's Restaurant & Pub concept with the Company's Vice President and Chief Operating Officer, James M. Burke. Before that time, Dr. Orza was Senior Vice President of Marketing and Administration at a franchisee of Chi-Chi's Mexican Restaurants. Dr. Orza also operates Advertising and Marketing Associates, an Oklahoma City-based, market research and advertising company.

         Dr. Orza is a speaker, panelist, and organizer of numerous national restaurant conferences and conventions. He serves as a director of the Oklahoma Restaurant Association, the Juvenile Diabetes Foundation and the Oklahoma Leukemia Society, Chairman of the United Cerebral Palsy Telethon of Oklahoma, and was a 1990 candidate for Governor of the State of Oklahoma.

         Dr. Orza also served as Business and Economics Editor and News Anchor for KOCO-TV, an ABC news affiliate, where he received numerous national awards for excellence in business journalism. He was also a tenured professor in Oklahoma's largest school of business at the University of Central Oklahoma. A contributor and editor of several professional textbooks, journals, and other publications, Dr. Orza was awarded several fellowships in various marketing disciplines. He holds a Doctor of Education degree from the University of Oklahoma and Bachelor of Science in Business and Master of Education degrees from Oklahoma City University.

         Mr. Edward D. Orza is the cousin and Ms. Patricia L. Orza is the spouse of Dr. Vincent F. Orza, Jr.

BOARD OF DIRECTORS AND ITS COMMITTEES

         The Company's Board of Directors (the "Board") consists of seven members. Each director serves for a term of one year or until his or her successor has been elected and qualified, subject to earlier resignation, removal or death. The number of directors comprising the Board of Directors may be increased or decreased by amendment to the Company's bylaws. The Company's officers serve at the discretion of the Board of Directors, subject to contractual arrangements. The board has established an Audit Committee and a Compensation Committee.

         The Board's Audit Committee recommends the appointment of independent auditors, supervises the engagement, performance and fees of the auditors, and reviews and responds to all recommendations and reports of the auditors. The members of the Audit Committee are Mr. Philip Friedman and Mr. Larry Kordisch, who serves as chairman of the committee. The Audit Committee met one time in 1998.

         The Board's Compensation Committee is comprised of Mr. Larry Kordisch and Mr. Thomas F. Golden, who chairs the committee. The Compensation Committee recommends, reviews and approves salary ranges and cash benefits for all employees at the executive level. Awards under the Company's Omnibus Equity Compensation Plan are approved by the entire Board of Directors. Mr. Golden is a shareholder and director of the law firm that generally represents the Company. The Compensation Committee met one time in 1998, with both members present.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for developing, implementing and administering the Company's management compensation programs. It develops or reviews the Company's compensation programs and policies, monitors management's performance and compensation, and makes recommendations and reports to the Board of Directors about the levels of management compensation. Its members are directors employed outside the Company.

         Awards under the Company's Omnibus Equity Compensation Plan are made by the entire Board of Directors.

         No member of the Committee is a current officer or employee of the Company and no employee of the Company serves or has served on the compensation committee (or board of directors of a corporation lacking a compensation committee) of a corporation employing a member of this Committee.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

         The Company's management compensation policies are designed to attract and retain capable personnel, and to motivate them through rewards based on employee performance, the Company's financial performance and stock price appreciation. These programs have three components: (i) base salary; (ii) stock incentives that reward management for stock price appreciation and align management and shareholder interests; and (iii) possible cash bonuses based on achieving annual operating income targets.

BASE SALARIES

         The base salary component has been historically determined by a subjective mix of the Company's performance, its size, cash availability, and the levels of compensation received by executives at similar companies. See Summary Compensation Table on page 8 for historical overview. The Compensation Committee believes that management's base salary levels are and have been at or below the levels of compensation received by executives at similar companies. This belief is based on the collective knowledge of the Committee members and on informal compensation surveys of public corporations in the restaurant industry, which the Committee regards as a reasonable sampling of industry standards.

STOCK INCENTIVES

         The stock incentive program was introduced in 1987. Its purpose is to provide long-term management incentives for stock price appreciation and to align management and shareholder interests. The stock incentive program is currently composed of (i) a stock grant program and stock option grants for lower level management, (ii) stock option agreements for the Company's President and Vice Presidents, and (iii) stock option grants for incoming and long-term directors.

         Beginning in 1987, the Company has granted stock options to its executives. These options have offered incentive compensation instead of more traditional compensation packages offering broad insurance coverages, retirement plans, and higher base salaries. By placing a substantial portion of management's compensation in a stock incentive program, the Company put that compensation "at risk" in much the same way that a shareholder's stock purchase price is "at risk." Management only earns this incentive compensation through its ability to make the Company perform, thereby improving its value and the corresponding price of its stock. Thus, management and the shareholders benefit together, and their interests are aligned.

         See "Option/SAR Grants in Last Fiscal Year" table on page 10 for summary of options granted in 1998. As of April 15, 1999, no additional employee options have been awarded.

         In 1987, the Company created a director stock option plan. This plan currently grants incoming directors an option to purchase 50,000 shares of common stock. Directors who have served as such for five or more years receive annual grants of options to purchase 10,000 shares of common stock. The purpose of the director stock option plan was and is the same as the senior management stock option agreements: to reward shareholder interests.

         The Company adopted in 1994 an employee stock purchase plan which gives all employees (except for those owning 5% or more of the Company's common stock) the right to purchase shares of common stock at a discount from market price. This program is intended to give all employees a financial stake in the Company's success.

CASH BONUSES

         The cash bonus program was introduced in 1992. In contrast to the long-term stock incentive program, the discretionary cash bonus program offers incentives for short-term (annual) performance. The program is based on a combination of factors including net income, revenue, growth and various other criteria. The Committee believes that, while short-term performance is important and should be rewarded, it is less important than long-term growth, profitability and stock price appreciation. Accordingly, the levels of compensation from the cash bonus program are significantly less than that potentially available from the stock incentive programs.

401(k) PLAN

         In 1996, the Company adopted a 401(k) plan which is intended to assist employees in providing for their retirement.

POLICY ON DEDUCTIBILITY OF CERTAIN COMPENSATION

         A 1993 amendment to the Internal Revenue Code prohibits public companies from deducting annual compensation in excess of $1,000,000 paid to certain executive officers after 1993. The Committee does not believe this restriction is likely to affect its compensation decisions because of the relatively low levels of salary and cash bonus historically paid to its management. Although the exercise of stock options could cause the $1,000,000 cap to be exceeded, the Compensation Committee does not intend to consider the cap when awarding stock options.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The annual base salary of the Company's Chief Executive Officer was increased effective January 1, 1999 to $295,000. Dr. Orza received cash bonuses totalling $100,000 in 1998. The Committee reviewed Dr. Orza's entire compensation package and this review included an analysis of the compensation of other CFO's of publicly traded companies in the food and restaurant business. The Committee believes that Dr. Orza's compensation is in-line with the Company's industry and appropriate in light of the Company's growth in its business.


Dated:  April 15, 1999                 Compensation Committee of Eateries, Inc.
                                                 Mr. Thomas F. Golden, Chairman
                                                             Mr. Larry Kordisch

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's common stock to file initial reports of ownership and reports or changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and holders of 10% or more of the Company's common stock, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% beneficial owners were complied with except Mr. Edward D. Orza failed to file two reports disclosing a total of two transactions. Mr. Orza plans to file the required reports related to these transactions in May, 1999.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth information about the compensation of the Company's chief executive officer and the other executive officers of the Company who earned over $100,000 in compensation in 1998 (the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                                                                          Compensation

                                         Annual Compensation(1)                              Awards
                                       -------------------------                         ---------------
                                                                                           # of Shares
                                                                                         Underlying Stock
          Name and                                                     Other Annual          Options             All Other
      Principal Position       Year    Salary ($)      Bonus ($)       Compensation          Granted          Compensation (2)
      ------------------       ----    ----------      ---------       ------------      ---------------      ----------------
Vincent F. Orza, Jr.           1998     $232,873       $100,000         $ 12,500(3)           20,000(4)           $  365
Chairman of the Board,         1997      208,450         50,000            6,000(3)           20,000(4)              285
President and                  1996      208,450             --            6,000(3)          270,000(4)              373
Chief Executive Officer

James M. Burke                 1998     $160,764       $ 50,000         $ 12,500(3)           10,000              $  161
Vice President, Chief          1997      146,110         30,000            6,000(3)           10,000                 133
Operating Officer, Assistant   1996      146,110             --            6,000(3)          110,000                 152
Secretary and Director

Norma C. Karter                1998     $109,688       $  7,000               --                  --
Vice President of              1997      109,688          2,217               --                  --                  --
Marketing                      1996      103,620         17,011               --                  --                  --

-------------------

(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers and includes automobile allowances for the three named executives in the amounts of $8,450, $6,110, and $0, respectively, and in the amount of $14,560 for the group.

(2) The amounts shown under this column represent the premiums paid by the Company under split-dollar life insurance plans. Under these plans, the Company pays the premiums for life insurance issued to the named executive. Repayment of the premiums is secured by the death benefit or the cash surrender value of the policy, if any, if the executive cancels and surrenders the policy.

(3)  Amounts shown represent directors' fees.

(4) Includes stock options granted to Dr. Orza's spouse, Patricia L. Orza, a director of the Company.


         Employment Agreements. The Company has employment agreements with Dr. Vincent F. Orza, Jr. and Mr. James M. Burke, dated as of October 1, 1995, and with Bradley L. Grow dated as of September 30, 1998. The employment agreements with Dr. Orza and Mr. Burke provide for three-year terms which, unless terminated, automatically renew for additional one-year terms on each December
31. The employment agreement with Mr. Grow has an indefinite term and may be terminated by either party for any reason upon not less than ninety days advance written notice. The current base salary of each executive under his or her respective employment agreement is as follows:

         Vincent F. Orza, Jr.               $295,000
         James M. Burke                      175,000
         Bradley L. Grow                     150,000

         If Dr. Orza or Mr. Burke should die during the term of the agreement, the Company must pay to his estate an amount equal to two years' salary out of the proceeds of the key man life insurance policy maintained on the life of employee. If Mr. Grow should die during the term of the agreement, the Company must pay his estate regular installments of base salary for a period of one year from the date of death.

         Stock Put Agreements. In the event of the death of Dr. Orza or Mr. Burke, the Company has granted their estate or other legal representative the right (but not the obligation) to compel the Company to purchase all or part of the common stock owned by or under stock options to Dr. Orza or Mr. Burke or the members of their immediate families (i.e. spouse or children) or controlled by any of them through trusts, partnerships, corporations or other entities on the date of their death. These agreements shall be funded on both individuals by and limited to the proceeds of the key man life insurance policies the Company holds on both Dr. Orza and Mr. Burke.

         Options Granted. The following table provides information regarding options granted to each of the named executives during 1998:


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     # of Shares    % of Total                                 Potential Realized Value
                           Date       Underlying     Options                                  at Assumed Annual Rates of
                            of         Options      Granted to    Exercise     Expiration      Stock Price Appreciation
                           Grant       Granted      Employees     Price(2)        Date             for Option Term
         Name            (Mo/Day)    During 1998    in 1998(1)    ($ share)      (Mo/Yr)        5%(3)         10%(4)
         ----            --------    -----------    ---------     ---------      -------     ---------------------------
Vincent F. Orza, Jr.       7/7         20,000(5)       8.9%        $6.875         7/04         46,763        106,090

James M. Burke             7/7         10,000          4.4%         6.875         7/04         23,382         53,045



----------------

(1)  Includes options granted to non-employee directors.

(2)  Exercise price was market price on date of grant.

(3)  Assumes 5% annual increase in stock price over term of option.

(4)  Assumes 10% annual increase in stock price over term of option.

(5) Includes options granted to Dr. Orza's spouse, Ms. Patricia L. Orza, director of the Company.

         Options Exercised and Holdings. The following table provides information about options exercised by each of the named executives in 1998 and the value of their outstanding options measured by the closing price of the Company's common stock on December 27, 1998:

                       AGGREGATED OPTION/SAR EXERCISES AND
                     FISCAL YEAR-END OPTION/SAR VALUE TABLE

                                                                     Number of Shares        Value of Unexercised
                                Shares                            Underlying Unexercised         in-the-Money
                               Acquired                           Options at FY-End (#)       Options at FY-End ($)
                                  on               Value        -------------------------   -------------------------
          Name                 Exercise         Realized(1)     Exercisable/Unexercisable   Exercisable/Unexercisable
          ----                 --------         -----------     -------------------------   -------------------------
Vincent F. Orza, Jr.(2)(3)      26,666            89,998             230,000/120,000            597,855/300,500

James M. Burke(2)               13,333            44,999             100,000/ 50,000            253,853/120,200

Norma C. Karter                     --                --              15,000/ 25,000             41,325/ 68,875


---------------
(1)  Market value at exercise date less exercise price.

(2) The options held by Dr. Vincent F. Orza, Jr. and Mr. James M. Burke include options received for service as directors of the Company.

(3) The information shown for Dr. Orza includes the beneficial ownership of director options for 50,000 shares held by his spouse, Ms. Patricia Orza.

         Director Compensation. During 1998, the Company's directors received an annual retainer of $10,000 payable in quarterly installments and $500 for each board meeting, committee meeting or travel day. Aggregate director compensation in 1998 was $89,000. In addition, each director receives stock options upon initial election as a director and additional options after five years of service. See "Omnibus Equity Compensation Plan."

         During 1998, the Company incurred legal fees of $213,000 to the law firm of which Mr. Golden is a member.

         Omnibus Equity Compensation Plan. Under the Company's Omnibus Equity Compensation Plan (the "Omnibus Plan"), the Board of Directors may grant stock options, restricted stock or other derivative securities to employees of the Company. At present, non-qualified stock options to acquire a total of 1,445,000 shares of common stock have been issued to key employees, options to acquire 951,500 shares of employee stock options have been exercised and options to acquire 465,000 shares remain outstanding. An employee stock purchase plan is also included in the Omnibus Plan.

         Under the Omnibus Plan, at the time of his or her initial election, each director (including both outside and employee directors) receives options ("Director Initial Options") for 50,000 shares of common stock. Directors who have served for more than five years receive an annual stock option grant of 10,000 shares upon re-election ("Director Continuing Options"). No options may be granted under the Omnibus Plan at an exercise price which is less than 85% of the fair market value of the common stock on the date of grant, and all director options must be granted at fair market value on the date of grant.

         At present, 348,447 shares of common stock are reserved for issuance under currently outstanding director options. Director Initial Options are exercisable at the rate of 20% per year beginning on the first anniversary of a director's initial election to the Board or, as to directors elected before 1988, beginning in 1989. Director Continuing Options become exercisable in full one year from the date of grant. All director options have a term of five years from the start of the exercise period, subject to a one year extension to the estate of a deceased director. Director options are nontransferable except by will or the laws of descent.

         Under the Omnibus Plan, a change in control of the Company will cause all unvested stock options to vest and all outstanding stock options or other Plan awards shall be cashed out unless the Compensation Committee determines otherwise.

CERTAIN TRANSACTIONS

         The Company has employed as its advertising agency the firm of Advertising & Marketing Associates ("AMA"), which is owned by Dr. Vincent F. Orza, Jr. AMA purchases most of the Company's electronic, outdoor and print media advertising, and has provided creative materials and marketing research for the Company. AMA billed the Company $593,000 for media costs in 1998, from which AMA retained standard agency discounts. Dr. Orza has represented that the 1998 discounts were approximately $54,000 net of expenses. AMA does not charge the Company for creative or marketing research. The Company has budgeted approximately $2,128,000 for media and advertising in 1999 of which AMA will be reimbursed with a commission at or below standard agency commissions.

         The Board of Directors has adopted a policy that requires that any transactions between the Company and its officers, directors, and affiliates be on terms no less favorable to the Company than those that the Company could obtain from unrelated third parties. The Board has considered AMA's media purchases and creative and marketing research in light of this policy, and believes that the Company's arrangement with AMA is consistent with the policy and in the Company's best interests.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Tom Golden, a member of the Company's Compensation Committee, is a shareholder and director of the Company's primary outside law firm. In 1998, the Company incurred legal fees of $213,000 with such law firm.

PERFORMANCE GRAPH

         The following graph compares the Company's performance for the periods indicated with the respective performances of the CRSP Total Return Index for the NASDAQ Market and the NASDAQ Retail Trade Index. The six-year cumulative total returns reflect reinvested dividends and are weighted on a market capitalization basis.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      Among Eateries, Inc., CRSP Total Return Index for the NASDAQ Market
                         and NASDAQ Retail Trade Index

                                    [GRAPH]


GRAPH DOLLAR VALUES                        1993        1994        1995       1996        1997        1998
-------------------                        ----        ----        ----       ----        ----        ----
Eateries, Inc.                              100          65          45         53          60          92
CRSP Total Return Index                     100          98         138        170         209         293
NASDAQ Retail Trade Index                   100          91         100        120         141         170

         The foregoing graph depicts the comparative return on an investment in the common stock for the periods indicated. Historical returns may not necessarily be indicative of actual returns which may be attained in the future.

                   OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
                            AND CERTAIN SHAREHOLDERS

BENEFICIAL OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 15, 1999, by (i) each person known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each director and executive officer of the Company, and (iii) all executive officers and directors of the Company as a group.

                                                                         Presently-          Shares Beneficially
                                                        Shares           Exercisable               Owned (3)
Name                                                   Directly             Stock             -----------------
----                                                   Owned (1)         Options (2)          Number    Percent
                                                       ---------         -----------          ------    -------
Vincent F. Orza, Jr.                                    382,053            280,000            662,053     20.9%
Patricia L. Orza
2001 Cambridge Way
Edmond, Oklahoma

Edward D. Orza                                          448,900             40,000            488,900     16.7%
45 Lounsbury Rd.
Croton-on-Hudson, New York

James M. Burke                                          190,945            120,000            310,945     10.3%
6701 Reed Dr.
Oklahoma City, Oklahoma

Bradley L. Grow                                           6,000                 --              6,000      0.2%

Corey Gable                                               1,718             20,000             21,718      0.7%

Philip Friedman                                          49,332             40,000             89,332      3.1%

Thomas F. Golden                                         23,255             38,397             61,652      2.1%

Larry Kordisch                                            5,000             20,000             25,000      0.9%

Executive Officers and Directors                      1,107,203            558,397          1,665,600     48.3%
as a group (7 persons)

--------------------

(1) Excludes shares which the shareholder has the right to acquire through the exercise of stock options.

(2) Shares the shareholder may acquire through the exercise of presently exercisable stock options or stock options which will become exercisable within 60 days of April 15, 1999.

(3) Includes shares directly owned and shares subject to presently exercisable stock options as described in footnotes (1) and (2) above.

                   OTHER INFORMATION ABOUT THE ANNUAL MEETING

OTHER MATTERS COMING BEFORE THE MEETING

         As of the date of this proxy statement, the Company knows of no business to come before the meeting other than that referred to above. The Company's rules of conduct for the annual meeting prohibit the introduction of substantive matters not previously presented to the shareholders in a proxy statement. As to other business, such as procedural matters, that may come before the meeting, the persons holding proxies will vote those proxies in the manner they believe to be in the best interests of the Company and its shareholders.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any shareholder who wishes to present a proposal at the Company's 2000 Annual Meeting of Shareholders must deliver such proposal to the Secretary of the Company by December 31, 1999, for inclusion in the Company's proxy, notice of meeting, and proxy statement for the 2000 Annual Meeting.

AUDITORS

         Arthur Andersen LLP has audited the Company's financial statements for the years ended December 27, 1998 and December 28, 1997. Ernst & Young LLP has audited the Company's financial statements for the year ended December 29, 1996. Their reports are included in the Company's Annual Report to Shareholders that accompanies this Proxy Statement.

         Representatives of Arthur Andersen LLP will be present at the Annual Meeting and available to answer questions regarding their audit, and will make a statement if they wish. Consistent with prior practices, the Board has not asked the shareholders to ratify its selection of auditors, believing that shareholder ratification is unnecessary.

ADDITIONAL INFORMATION

         The Company will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by further mailing, personal conversations, or by telephone or telegraph. They will do so without compensation other than their regular compensation. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE YEAR ENDED DECEMBER 27, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO MS. PATRICIA L. ORZA, SECRETARY, EATERIES, INC., 3240 W. BRITTON ROAD, SUITE 202, OKLAHOMA CITY, OKLAHOMA 73120. SHAREHOLDERS REQUESTING EXHIBITS TO THE FORM 10-K WILL BE PROVIDED THE SAME UPON PAYMENT OF REPRODUCTION EXPENSES.

                                        By order of the Board of Directors

                                        PATRICIA L. ORZA
                                        Secretary
April 26, 1999

                             [EATERIES, INC. LOGO]


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Vincent F. Orza. Jr., James M. Burke and Edward
D. Orza as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Eateries, Inc. held of record by the undersigned on April 26, 1999, at the Annual Meeting of Shareholders to be held on June 22, 1999, or any adjournment thereof.

ELECTION OF DIRECTORS      FOR all nominees listed below [ ]                     WITHHOLD AUTHORITY [ ]
                       (except as marked to the contrary below)        to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the nominee's name below.)

       James M. Burke, Thomas F. Golden, Edward D. Orza, Larry Kordisch,
          Philip Friedman, Patricia L. Orza, and Vincent F. Orza, Jr.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES. THIS PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE NAMED PROXIES TO VOTE THE UNDERSIGNED'S SHARES ON ANY OTHER MATTERS WHICH MAY BE PROPERLY BROUGHT BEFORE THE MEETING, INCLUDING VOTING AGAINST ANY DIRECTOR NOMINEES NOT IDENTIFIED ABOVE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        DATED:                            , 1999
                                              ----------------------------

                                        ----------------------------------------
                                                      (Signature)

                                        ----------------------------------------
                                              (Signature if held jointly)

                                        Please mark, sign, date and return this
                                        Proxy Card promptly using the enclosed
                                        envelope.